June 28, 2023

Addressed To:

Mr. Michael Aminpour

LM Capital Real Estate Investment Trust, LLC

Company Founder & Senior Managing Member

9461 Charleville Blvd., Suite 500

Beverly Hills, California 900212

Letter in Reference to: LM Capital Real Estate Investment Trust, LLC – Statement on Form 1-A

Ladies and Gentlemen:

I am acting counsel to LM Capital Real Estate Investment Trust, LLC (the “Company”), and I have reviewed the Amended Form 1-A Registration Statement (the “Offering Circular”) relating to the offering by the Company of up to 75,000 of the Company’s Common Shares, for a purchase price of $100.00 per share (the “Shares”)

This Opinion Letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A of the Securities Act of 1933, as amended.

In connection with rendering this opinion, I have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies.

I have reviewed: (a) the Company’s Certificate of Formation; (b) the Company’s Operating Agreement; (c) the Offering Circular; (d) the Subscription Agreement; and (e) such other corporate documents, records, papers and certificates as I have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Circular as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

I express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of California and (b) the Federal Laws of the United States. I express no opinion as to the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Circular by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this Opinion as an exhibit to the Offering Circular and to the reference to my name under the caption “Legal Matters” in the Offering Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Thank you,

Sincerely,

Jacob H. Zadeh, Esq.

Founding Partner